UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                           Maxim Pharmaceuticals, Inc.
                   -------------------------------------------
                                (Name of issuer)

                     Common Stock, par value $.001 per share
                   -------------------------------------------
                         (Title of class of securities)

                                   57772M-107
                   -------------------------------------------
                                 (CUSIP number)

                               December 31, 2000
                   -------------------------------------------
             (Date of Event which requires filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this schedule is filed:

                               / / Rule 13d-1 (b)
                               /X/ Rule 13d-1 (c)
                               / / Rule 13d-1 (d)

------------------------------ ----------- -------------------------------------
CUSIP No. 57772M-107               13G              Page 2 of 10 Pages
------------------------------ ----------- -------------------------------------

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              0
BENEFICIALLY                 ------ --------------------------------------------
OWNED BY                            SHARED VOTING POWER
EACH                         6      2,495,000
REPORTING                    ------ --------------------------------------------
PERSON WITH                         SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      2,495,000
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,495,000*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                   / /
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.8%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------



------------------------
* Included in this figure are the securities reported by Deutsche Fonds Holding GmbH and DWS Investment GmbH on the following cover pages.

** Included in this percentage are the percentages of securities reported by Deutsche Fonds Holding GmbH and DWS Investment GmbH on the following cover pages.

------------------------------ ----------- -------------------------------------
CUSIP No. 57772M-107               13G              Page 3 of 10 Pages
------------------------------ ----------- -------------------------------------

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Fonds Holding GmbH
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              0
BENEFICIALLY                 ------ --------------------------------------------
OWNED BY                            SHARED VOTING POWER
EACH                         6      2,354,000
REPORTING                    ------ --------------------------------------------
PERSON WITH                         SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      2,354,000
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,354,000*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.1%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------

------------------------
* Included in this figure are the securities reported by DWS Investment GmbH on the following cover page.

** Included in this  percentage is the percentage of securities  reported by DWS
   Investment GmbH on the following cover page.

------------------------------ ----------- -------------------------------------
CUSIP No. 57772M-107               13G              Page 4 of 10 Pages
------------------------------ ----------- -------------------------------------

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DWS Investment GmbH (f/k/a Deutsche  Gesellschaft fur  Wertpapiersparen
         mbH)
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              0
BENEFICIALLY                 ------ --------------------------------------------
OWNED BY                            SHARED VOTING POWER
EACH                         6      1,392,800
REPORTING                    ------ --------------------------------------------
PERSON WITH                         SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      1,392,800
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,392,800
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.0%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                  Maxim Pharmaceuticals, Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  The address of the Issuer's principal executive offices is 8899 University Center Lane, Suite 400, San Diego, California 92122. This
Schedule 13G/A is being filed pursuant to Rule 13d-2(b).

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Fonds Holding GmbH ("DWS Group") and DWS Investment GmbH ("DWS" and, together with DBAG and DWS Group, the "Reporting Persons").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

                  The   principal   place   of   business   of  DWS   Group   is
Feldbergstrasse 22, 60323 Frankfurt, Federal Republic of Germany.

                  The principal place of business of DWS is Gruneburgweg 113-115, 60612 Frankfurt, Federal Republic of Germany.

Item 2(c).        Citizenship:

                  The citizenship of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is common stock (the "Common Stock").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Common Stock is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a)  / /  Broker or dealer  registered under section 15 of the
                            Act;

                  (b)  / /  Bank as defined in section 3(a)(6) of the Act;

                  (c)  / /  Insurance  Company as defined in section 3(a)(19) of the Act;

                  (d)  / /  Investment Company registered under section 8 of the
                            Investment Company Act of 1940;

                  (e)  / /  An investment  adviser in accordance with Rule 13d-1
                            (b)(1)(ii)(E);

                  (f)  / /  An  employee  benefit  plan,  or  endowment  fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

                  (g)  / /  A  parent  holding  company  or  control  person  in accordance with Rule 13d-1 (b)(1)(ii)(G);

                  (h)  / /  A savings  association as defined in section 3(b) of the Federal Deposit Insurance Act;

                  (i)  / /  A church plan that is excluded  from the  definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                  (j)  / /  Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1 (c), check this box. /X/

Item 4.           Ownership.

                  (a)      Amount beneficially owned:

                           Each of the Reporting  Persons owns the amount of the
                  Common Stock as set forth on the applicable cover page.

                  (b)      Percent of class:

                           Each of the Reporting  Persons owns the percentage of
                  the Common Stock as set forth on the applicable cover page.

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:

                                    Each of the  Reporting  Persons has the sole
                           power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                           (ii)     shared power to vote or to direct the vote:

                                    Each of the Reporting Persons has the shared
                           power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                           (iii) sole power to dispose or to direct the disposition of:

                                    Each of the  Reporting  Persons has the sole
                           power to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

                           (iv) shared power to dispose or to direct the disposition of:

                                    Each of the Reporting Persons has the shared
                           power to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person.

                  Investment   management  clients  of  each  of  the  Reporting
Person's subsidiaries have the ultimate right to any dividends from Common Stock and the proceeds from the sale of Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  The following are subsidiaries of DBAG and/or DWS Group which acquired Common Stock included in the figures on the cover pages: DWS Investment GmbH, Deutsche Vermogensbildungsgesellschaft mbH, DWS Investment Management S.A. Luxemburg and Deutsche Asset Management Investmentgesellschaft GmbH.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE
                                  -----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2001



                                               DEUTSCHE BANK AG



                                               By:  /s/  Christoph Kirschhofer
                                                  ------------------------------
                                                  Name:   Christoph Kirschhofer
                                                  Title:  Director



                                               By:  /s/  Hagen Repke
                                                  ------------------------------
                                                  Name:   Hagen Repke
                                                  Title:  Vice President

                                                                       EXHIBIT 1
                                                                       ---------

                Consent of Deutsche Asset Management Europe GmbH
                -------------------------------------------------


                  The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Fonds Holding GmbH and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 9, 2001



                                               DEUTSCHE FONDS HOLDING GMBH



                                               By:  /s/  Susan Seidel
                                                  ------------------------------
                                                  Name:    Susan Seidel
                                                  Title:   Compliance (DWS)



                                               By:  /s/  Ralf Ring
                                                  ------------------------------
                                                  Name:    Ralf Ring
                                                  Title:   Head of Compliance
                                                           (DWS)

                                                                       EXHIBIT 2
                                                                       ---------

                         Consent of DWS Investment GmbH
                         ------------------------------


                  The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Fonds Holding GmbH and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 9, 2001



                                               DWS INVESTMENT GMBH



                                               By: /s/  Susan Seidel
                                                  ------------------------------
                                                  Name:    Susan Seidel
                                                  Title:   Compliance (DWS)



                                               By:  /s/  Ralf Ring
                                                  ------------------------------
                                                  Name:    Ralf Ring
                                                  Title:   Head  of   Compliance
                                                           (DWS)